EXHIBIT 3.16

ARTICLES OF INCORPORATION

OF

[                 ], INC.

The undersigned hereby makes, subscribes, acknowledges and files these Articles of Incorporation for the purpose of forming a corporation under the Laws of the State of Florida:

ARTICLE I — NAME

The name of the corporation shall be [                       ], INC.

ARTICLE II — DURATION

The corporation shall have perpetual existence.

ARTICLE III — PURPOSE

The corporation is organized for the purpose of engaging in any activity or business permitted under the Laws of the United States or of this State.

ARTICLE IV — CAPITAL STOCK

This corporation is authorized to issue one thousand (1,000) shares of capital stock with a par value of $1.00 per share.

ARTICLE V — PRINCIPAL OFFICE,
INITIAL REGISTERED OFFICE AND AGENT

The street address in this State of the Principal Office, Initial Registered Office of the corporation is                                                                          , and the name of the Initial Registered Agent at such address is                              .

ARTICLE VI — INITIAL BOARD OF DIRECTORS

The Initial Board of Directors shall consist of six (6) members. The number of Directors may be increased or decreased from time to time by the By-Laws, but shall-never be less than three (3).

The names and addresses of the Initial Directors are:

ARTICLE VII — INCORPORATOR

The name and address of the person signing these Articles is [                     ]

IN WITNESS WHEREOF, I have made and subscribed these Articles this       day of                      .

[                                ]

*******************************************************************************************************

I HEREBY ACCEPT THE DESIGNATION AS REGISTERED AGENT AS SET FORTH IN THESE ARTICLES OF INCORPORATION.

[                                ]